                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                         ------------------------------


                                    FORM 8-K

                                 CURRENT REPORT



                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                December 29, 1998
                                -----------------
                                 Date of Report
                        (Date of earliest event reported)



                         INTERLINQ SOFTWARE CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          Washington                 0-25186                 91-1187540
          ----------                 -------                 ----------
 (State or other jurisdiction   (Commission File No.)       (IRS Employer
       of incorporation)                                  Identification No.)



                             11980 N.E. 24th Street
                           Bellevue, Washington 98005
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          (Address of principal executive offices, including zip code)

                                 (425) 827-1112
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              (Registrant's telephone number, including area code)



                                                                    Page 1 of 5
                                                        Exhibit Index on Page 5

ITEM 5. OTHER EVENTS

         INTERLINQ Software Corporation (the "Company") and Terlin, Inc. ("Terlin"), an affiliate of W.R. Hambrecht + Co., LLC ("WRH"), have entered into an Agreement and Plan of Merger, dated December 29, 1998 (the "Agreement"), relating to a leveraged recapitalization of the Company. Under the Agreement, Terlin will merge into the Company (the "Merger"). The Agreement is subject to approval by the Company's shareholders. If approved, the Merger may result in the Company ceasing to be publicly traded. The current directors and management of the Company are expected to remain with the Company, with the addition of one director to be nominated by WRH.

         Pursuant to the Merger Agreement, 1,250,000 shares of the Company's Common Stock outstanding prior to the Merger will remain outstanding following the Merger (each, a "Retained Share") and all other outstanding shares of the Company's Common Stock (except for any shares held by Terlin or by shareholders who have exercised dissenters' rights) will be converted into the right to receive a cash payment of $9.25 per share (the "Cash Out Amount"). Each shareholder will be given the opportunity to elect, as to all or a part of his or her shares, to retain such shares. Shareholders who do not so elect will receive the Cash Out Amount. If holders of more than 1,250,000 shares elect to retain their shares, shareholders making that election will receive Retained Shares pro rata based on the number of shares they initially requested to retain, and will receive the Cash Out Amount for their remaining shares. If holders of fewer than 1,250,000 shares elect to retain their shares, shareholders who would otherwise receive the Cash Out Amount for all of their shares will instead receive a pro rata portion of Retained Shares.

         Each of the approximately 2,150,000 shares of Terlin that will be outstanding immediately prior to the effective time of the Merger will be converted into one share of Company Common Stock in the Merger. Terlin will be capitalized with at least $11,100,000 in equity prior to the Merger, which amount, together with proceeds of borrowings and cash on the Company's balance sheet, will be used to pay the Cash Out Amount to the Company's shareholders.

         Following the Merger, the Company may effect a reverse stock split to facilitate the Company going private by reducing the number of shareholders to less than 300.

         In accordance with the terms of the Company's stock option plans, immediately prior to the Merger all outstanding options to purchase shares of Common Stock will be exercisable in full and then, to the extent not exercised, terminate. The Company intends to offer optionees the opportunity to cancel their outstanding options immediately prior to the Merger in exchange for a cash payment based on the spread between the Cash Out Amount and the exercise price of the options. The Company's senior executive officers, however, will be cashed out of only 75% of their options, and the cashout payment for Jiri



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Nechleba will be based on the difference between $9.00 per share (rather than the Cash Out Amount) and the option exercise price.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (c) EXHIBITS

         Exhibit Number      Description
         --------------      -----------
         2.1                 Agreement and Plan of Merger, dated December 29,
                             1998, by and among INTERLINQ Software Corporation
                             and Terlin, Inc.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            INTERLINQ SOFTWARE CORPORATION


Dated:  December 29, 1998
                                            By  /s/ STEVE YOUNT
                                              ----------------------------------
                                              Steve Yount
                                              Executive Vice President,
                                              Chief Financial Officer and
                                              Secretary

                                          INDEX TO EXHIBITS



         Exhibit Number      Description
         --------------      -----------
         2.1                 Agreement and Plan of Merger, dated December 29,
                             1998, by and among INTERLINQ Software Corporation
                             and Terlin, Inc.



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